Exhibit 99.1

Surge Global Energy Announces Operations Update Conference Call

SOLANA BEACH, CA, November 3, 2008 (GLOBE NEWSWIRE) Surge Global Energy, Inc. (SRGG.OB) announced today that it will host an operations update telephone conference call on Tuesday, November 18, at 11 A.M. (EST).  The conference call dial in number is (218) 339-4600, access code 1026351#.  The call will be recorded, and the playback number will be (641) 715-3525, access code 629502 on Surge’s new website, www.Surgeglobalenergy.com after the meeting.

Management will discuss the results of operations for the third quarter of fiscal 2008; the significant steps it has taken to reduce overhead and outstanding shares; Surge's new drilling prospect in Green Valley, Nevada; its investments in 11 Good Energy, North Peace Energy Corp. and Andora Energy Corp.; and Surge’s plans for future oil & gas drilling prospects. The results of financial operations for the third quarter of fiscal 2008, which ended September 30, 2008, will be released prior to November 17th.

ABOUT SURGE:

Surge is actively engaged in the energy sector, primarily seeking new oil & gas prospects in the United States and Canada.  It recently acquired leases in Green Valley, Nevada, on which it plans to drill for oil and a convertible Note and common stock in 11 Good Energy, Inc., developer of G2 Diesel, a next generation bio-diesel fuel.

Surge owns significant stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (NPE.V), which is listed on the TSX Venture Exchange.  Surge has approximately 31.5 million shares of common stock outstanding, and 38 million shares fully diluted.

Surge may change without prior notice its holdings, operations, finances or plans, and investors should read Surge's most recent Exchange Act Reports on Form 8-K, Quarterly Reports on Form 10-Q, and Annual Reports on Form 10-KSB, particularly the risk factors therein.

Forward Looking Statements

This press release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, that may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations that might be implied by these forward-looking statements. Such risks and uncertainties include, among others, the success and timely completion of any of the energy projects undertaken by the Company or the companies in which it has investments.

Investors should consult the Company's quarterly and annual filings with the Securities and Exchange Commission for additional information on risks and uncertainties relating to the forward-looking statements.  The Company does not undertake to update these forward-looking statements, except as required by applicable laws.

Contact:

          E. Jamie Schloss, CEO
          Surge Global Energy, Inc.
          858-720-9900
          EJSchloss@Surgeglobalenergy.com

          Ken Wasserman
          Safe Harbor Communications, LLC
          212-966-8663
          safeharborcommunications@gmail.com